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                                                                   EXHIBIT 99.1


                        FOR RELEASE:          FOR FURTHER EDITORIAL INFORMATION
                         12/16/96                         Contacts
                                                          at end

Walbro Corporation
6242 Garfield Street
Cass City, Michigan 48726


           WALBRO CORPORATION EARNINGS EXPECTED TO BE BELOW ESTIMATES

CASS CITY, Michigan -- Walbro Corporation announced today that fourth quarter and 12-month 1996 earnings are likely to be lower than analysts' estimates.

L.E. Althaver, Chairman and Chief Executive Officer, Walbro Corporation, stated that the lower earnings are due to several factors. "Weak passenger car sales in Europe, the strong dollar and continued insourcing of products by a major domestic automotive customer affected profits from automotive operations in the fourth quarter," he said.

"In addition, several factors that affected third quarter earnings continued into the fourth quarter as well. As previously noted, production at Walbro Automotive's new plastic fuel tank facility in Brazil did not begin in the third quarter as planned. While production did begin in the fourth quarter, the customer-scheduled ramp-up was below expected levels and affected margins," Althaver said.

"Production at Walbro Engine Management's new carburetor plant in China is increasing more slowly than planned, with shipments remaining below scheduled levels in the fourth quarter," Althaver noted. "In addition, worldwide orders for lawn-and-garden products did not rebound as expected in the fourth quarter due to carry-over of customer inventory."

"Notwithstanding these issues, the outlook for 1997 remains positive based, in part, on new plastic fuel tank programs which will start in the second half of the year," the Walbro Chief Executive concluded.

Walbro Corporation is a designer and manufacturer of precision fuel systems and products for automotive and small engine markets. Walbro Corporation is headquartered in Cass City, Michigan, and has subsidiaries and joint ventures throughout the world, including North and South America, Europe and Asia. Walbro common stock is traded on the Nasdaq Stock Market under the symbol WALB.


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For further information contact:    Mike Shope
                                      or
                                    L.E. Althaver
                                    Walbro Corporation
                                    (517) 872-2131


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